Exhibit 16(a)(1)(iii)

AF FINANCIAL GROUP

Offer to Purchase for Cash

Shares of its Common Stock, No Par Value,

Held by Holders of 99 or Fewer Shares

THIS OFFER WILL EXPIRE AT 5:00 P.M. EASTERN STANDARD TIME ON FEBRUARY 15, 2008, UNLESS EXTENDED OR EARLIER TERMINATED.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 15, 2008. THE TENDER OFFER IS OPEN ONLY TO STOCKHOLDERS OWNING 99 OR FEWER SHARES AS OF THE CLOSE OF BUSINESS ON DECEMBER 13, 2007.

January 16, 2008

To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:

AF Financial Group (“AF Financial”) is offering to purchase for cash shares of its common stock (the “Shares”) held by holders of 99 or fewer Shares as of the close of business on December 13, 2007, at price of $20.00 per Share upon the terms and subject to the conditions set forth in AF Financial’s Offer to Purchase, dated January 16, 2008, and in the related Letter of Transmittal, which together constitute the “Offer.” In addition to the $20.00 per share price, AF Financial is offering a $50.00 bonus for all properly executed tender offers received prior to the expiration date of February 15, 2008.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES

BEING TENDERED PURSUANT TO THE OFFER.

No fees or commissions will be payable by AF Financial to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer as described in the Offer to Purchase. AF Financial will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. AF Financial will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 5 of the Letter of Transmittal and the limitations set forth in the Offer to Purchase.

For your information and for forwarding to your clients for whom you held 99 or fewer Shares as of the close of business on December 13, 2007, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated January 16, 2008;

2. Form of Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client’s Instructions with regard to the Offer;

3. The Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date;

4. Letter of Transmittal for your use and for the information of your clients, which includes a Form W-9 and guidelines providing information relating to backup U.S. federal income tax withholding; and

5. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

In order to take advantage of the Offer, a stockholder must do either (1) or (2) below before the Offer expires:

(1) Deliver a duly executed and properly completed Letter of Transmittal (or agent’s message) and any other required documents to the Depositary with certificate(s) representing the tendered Shares, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase; or

(2) Comply with the guaranteed delivery procedure set forth in the Offer to Purchase.

Any inquiries you may have with respect to the Offer, and any requests for additional copies of the enclosed materials, should be addressed to Robert E. Washburn, President and Chief Executive Officer of AF Financial, at (336) 246-4344 (collect for banks and brokers), and all others call toll free: (800) 723-4718.

Very truly yours,

AF Financial Group

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF AF FINANCIAL OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) stockholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.